Exhibit 10.18

AMENDMENT NO. 1 TO THE

SUPPLEMENTAL DEFERRED COMPENSATION AGREEMENT

This AMENDMENT NO. 1 TO THE SUPPLEMENTAL DEFERRED COMPENSATION AGREEMENT (this “Amendment”) is made and entered into as of December __, 2014 by and among Hudson Valley Bank, N.A (the “Corporation”), and ANDREW REINHART (the “Employee”).

WHEREAS, the Corporation and Employee entered into a Supplemental Deferred Compensation Agreement dated October 1, 2010 (the “Agreement”); and

WHEREAS, the Corporation and Employee desire to adopt the following clarifying provisions to the Agreement pursuant to Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Agreement is hereby amended as follows:

1.Amendment to Article V.  Paragraphs H. and I. are hereby added to the Agreement as follows:

“H.Separation from Service and Specified Employee:

Notwithstanding anything else in the Agreement to the contrary, Employee’s employment shall not be deemed to be terminated for purposes of this Agreement unless and until Employee has a separation from service as determined pursuant to Treasury Regulation 1.409A-1(h)(ii) (“Separation from Service”).  If Employee is a “specified employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Internal Revenue Code) and any payment under this Agreement is triggered due to Employee’s Separation from Service (other than due to death or Disability), then solely to the extent necessary to avoid penalties under Section 409A of the Internal Revenue Code, no payment shall be made during the first six (6) months following Employee’s Separation from Service.  Rather, any payment which would otherwise be paid to Employee during such period shall be accumulated and paid to Employee in a lump sum on the first day of the seventh month following such Separation from Service.  All subsequent payments shall be paid in the manner specified in this Agreement.”

I.Termination of Plan:
Notwithstanding anything else in the Agreement to the contrary, the Agreement is permitted to be terminated by the Corporation under the following circumstances and conditions:

(a)The Corporation may terminate the Agreement within 12 months of a corporate dissolution taxed under Section 331 of the Internal Revenue Code, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Agreement are included in Employee’s gross income in the latest of: (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)The Corporation may terminate the Agreement by irrevocable action within the 30 days preceding, or 12 months following, a Change in Control, provided that the Agreement shall only be treated as terminated if all substantially similar arrangements sponsored by the Corporation are terminated so that the Employee and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the irrevocable termination of the arrangements.  For these purposes, “Change in Control” shall be defined in accordance with the Treasury Regulations under Code Section 409A.

(c)The Corporation may terminate the Agreement provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Corporation; (ii) all arrangements sponsored by the Corporation that would be aggregated with this Agreement under Treasury Regulation 1.409A-1(c) if the Employee covered by this Agreement was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Corporation does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulation 1.409A-1(c) if the Employee participated in both arrangements, at any time within three years following the date of termination of the arrangement.”

2.Capitalized Terms.  Capitalized terms herein shall have the meanings ascribed to them in the Agreement except as otherwise expressly provided in this Amendment.

3.Effect of Amendment.  Except and to the extent modified by this Amendment, the provisions of the Agreement shall remain in full force and effect and are hereby incorporated into and made a part of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation and Employee have executed this Amendment as of the day and year first written above.

HUDSON VALLEY BANK, N.A.

By:	/S/ JAMES P. BLOSE
James P. Blose
EVP, General Counsel & Secretary

EMPLOYEE

/S/ ANDREW REINHART
Andrew Reinhart